Exhibit 10(h)

                               The Rival Company
                    Management Incentive Compensation Plan


   Each year, under the Management Incentive Bonus Plan, the Committee establishes a goal relating to the Company's operating income that sets the minimum and maximum bonus pools that may be earned. No bonus is paid to the Chief Executive Officer, the President, or the Senior Vice Presidents if a minimum level of budgeted operating income is not achieved. The incentive pool is established as a percentage of operating income earned by the Company over the threshold. A majority of the incentive pool generated by reaching the target is distributed in cash ratably to designated executive officers and managers at year-end based on a weighing of positions and base salaries. The remaining portion of the incentive pool is distributed to outstanding performers within the eligible group based on the recommendation of the CEO to the Committee. The targeted and maximum bonuses payable to executive officers represent a significant portion of an executive's total compensation (25-30% of the total compensation derived from a combination of base salary, bonus and stock options).